Exhibit 99.1

March 26, 2024

WiSA Technologies Announces Pricing of $2.3 Million Registered Direct Offering and Concurrent Private Placement Priced At-The-Market

BEAVERTON, Ore.--(BUSINESS WIRE)-- WiSA Technologies, Inc. (Nasdaq: WISA), a leading innovator in wireless audio technology for intelligent devices and next-generation home entertainment systems, today announced that it has entered into a securities purchase agreement with certain institutional investors to purchase 76,676,478 shares of common stock (or pre-funded warrants in lieu thereof) in a registered direct offering priced at-the-market under Nasdaq rules. In a concurrent private placement, the Company also agreed to issue and sell unregistered warrants to purchase up to an aggregate of 76,676,478 shares of common stock. The combined effective offering price for each share of common stock (or pre -funded warrant in lieu thereof) and warrant is $0.03. The warrants will be exercisable on the date of stockholder approval at an exercise price of $0.04 per share and will expire five years from such stockholder approval.

The gross proceeds to the Company from the registered direct offering and concurrent private placement are estimated to be approximately $2.3 million, before deducting the placement agent’s fees and other estimated offering expenses payable by the Company. The offering is expected to close on or about March 27, 2024, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the exclusive placement agent for the offering and concurrent private placement.

The shares of common stock, pre-funded warrants and shares of common issuable upon exercise of such pre-funded warrants are being offered pursuant to a shelf registration statement on Form S- 3 (File No. 333-267211), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on September 13, 2022. The warrants to be issued in the concurrent private placement and the shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A prospectus supplement relating to the shares of common stock, pre-funded warrants and shares of common stock issuable upon exercise of the pre -funded warrants will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Maxim Group LLC, 300 Park Avenue, New York, NY 10022, at (212) 895-3745.

About WiSA Technologies, Inc.

WiSA Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung; LG; Hisense; TCL; Bang & Olufsen; Platin Audio; and others, the company delivers immersive wireless sound experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. WiSA Technologies, Inc. is a founding member of WiSA™ (the Wireless Speaker and Audio Association) whose mission is to define wireless audio interoperability standards as well as work with leading consumer electronics companies, technology providers, retailers, and ecosystem partners to evangelize and market spatial audio technologies driven by WiSA Technologies, Inc. The company is headquartered in Beaverton, OR with sales teams in Taiwan, China, Japan, Korea, and California.

© 2024 WiSA Technologies, Inc. All rights reserved. WiSA Technologies, Inc. and the WiSA Technologies, Inc. logo are trademarks of WiSA Technologies, Inc. The WiSA logo, WiSA®, WiSA Ready™, and WiSA Certified™ are trademarks and certification marks of WiSA, LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions and include statements regarding the expected closing date of the offering. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties including, but not limited to, our ability to consummate the offering, satisfy the applicable closing conditions and obtain stockholder approval, and other risks impacting WiSA Technologies’ business, such as, current macroeconomic uncertainties associated with the COVID-19 pandemic, WiSA Technologies’ ability to predict the timing of design wins entering production and the potential future revenue associated with WiSA Technologies’ design wins; WiSA Technologies’ rate of growth; WiSA Technologies’ ability to predict customer demand for its existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting WiSA Technologies’ customer’s end markets; WiSA Technologies’ ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; WiSA Technologies’ ability to maintain compliance with applicable Nasdaq Stock Market Listing Rules; developments in the economy and financial markets and other risks as more fully described in the Company’s filings with the SEC, including the section titled “Risk Factors” in the prospectus supplement and registration statement related to the offering. The information in this press release is provided only as of the date of this press release, and WiSA Technologies undertakes no obligation to update any forward-looking statements contained in this press release based on new information, future events, or otherwise, except as required by law. WiSA Technologies disclaims any obligation to update these forward-looking statements.

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David Barnard

LHA Investor Relations

415-433-3777

wisa@lhai.com

Source: WiSA Technologies, Inc.